Exhibit 99.1
NEWS RELEASE
AFC ENTERPRISES APPOINTS KRISHNAN (KANDY) ANAND TO BOARD OF DIRECTORS
Atlanta, Georgia, November 3, 2010 — AFC Enterprises, Inc. (NASDAQ:AFCE), the franchisor and operator of Popeyes® restaurants, today announced the appointment of Mr. Krishnan (Kandy) Anand to its Board of Directors.
Mr. Anand is President of the International division of Molson Coors Brewing Company, and also head of Global Strategy Development. He has served in that capacity since 2009. Prior to joining Coors, Mr. Anand served from 1997—2009 in a number of senior marketing and management positions with The Coca-Cola Company, most recently as President of the Philippines Business Unit. Mr. Anand also has 17 years of strategy and leadership experience including senior marketing, sales and management positions with Unilever plc and its subsidiaries.
“With his 30-years of global strategy experience, Kandy is a valuable addition to our Board and will be a significant asset to the Popeyes leadership team,” said Cheryl Bachelder, AFC Enterprises Chief Executive Officer. “We are extremely pleased to have Kandy join our Board and we look forward to his many meaningful contributions.”
Mr. Anand holds a Bachelor’s of Science in Technology from the India Institute of Technology and a Master’s of Business Administration from the Indian Institute of Management.
“We are delighted to welcome Kandy to our Board,” said John Cranor, AFC Enterprises Board Chairman. “His addition to the Board is consistent with Popeyes rapid global expansion plans and he will bring tremendous value and insight.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of July 11, 2010, Popeyes had 1,945 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
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